Exhibit 23.7

[Letterhead of Pincock, Allen & Holt, Inc.]

CONSENT OF PINCOCK, ALLEN & HOLT, INC.

The undersigned, Pincock, Allen & Holt, Inc., hereby states as follows:

Our firm assisted with technical studies (collectively, the “Technical Studies”), concerning mineralized material contained in the Yellow Pine property (study completed in 2003 and preliminary assessment completed in 2006) and the Guadalupe de los Reyes property (study completed in 2003), for Vista Gold Corp. (the “Company”), as well as a study concerning mineralized material contained in the Guadalupe de los Reyes property for Grandcru Resource Corporation (study completed in 2005), portions of which are summarized under the captions “Item 2. Properties — Yellow Pine — Geology” and “Item 2. Properties — Guadalupe de los Reyes — Geology” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Form 10-K”), which in turn is incorporated by reference in this Registration Statement on Form S-8 (this “Registration Statement”), to be filed with the United States Securities and Exchange Commission.

We hereby consent to the incorporation by reference in this Registration Statement of the summary information concerning the Technical Studies, including the references to our firm included with such information, as set forth above in the Form 10-K.

Dated this the day 28th of July 2008.

Pincock, Allen & Holt, Inc.

By:	/s/ Barton G. Stone
Name: Barton G. Stone Title: Certified Professional Geologist